Exhibit 99.1

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Avista disappointed by Commission’s order in Washington general rate cases

SPOKANE, Wash. – Dec. 16, 2016, 10:00 a.m. PST: Avista’s (NYSE: AVA) electric and natural gas general rate cases have concluded, with an order from the Washington Utilities and Transportation Commission (Commission or UTC). The Commission’s order denied Avista’s proposed electric and natural gas rate increase requests of $38.6 million and $4.4 million, respectively, and will not change the current electric and natural gas retail rates.

“We are extremely disappointed in the Commission’s decision in this case. This outcome does not allow us to recover our costs for significant investments made in our infrastructure, and it appears the order is not supportive of the Company making the necessary investments that will allow Avista to continue to provide safe, reliable service to our customers,” said Scott Morris, chairman, president and chief executive officer of Avista Corp. “In addition, this outcome provides no ability for Avista to earn the Commission approved allowed return on equity or a fair return for our shareholders. The Commission’s decision will likely raise serious concerns from financial stakeholders and the rating agencies regarding the level of support from the Washington jurisdiction.”

The Company plans to pursue all available remedies toward a reasonable end result. If the Commission’s order stands as-is, it could result in a reduction to Avista’s earnings opportunity for 2017 in the range of $0.20 to $0.30 per share. The magnitude of this impact would provide Avista with no ability to earn its 9.5 percent authorized return on equity during 2017.

The Commission’s decision is inconsistent with the evidence presented in the record. The Commission Staff itself supported revenue increases of over $20 million. Commissioner Jones dissented and did not support the decision. In his dissent Commissioner Jones supported an electric revenue increase of $26 million, and a natural gas increase of $2.4 million.

In the order, the Commission did not specifically disallow any of Avista’s capital projects, and the Company believes these investments are necessary and will be recoverable in rates in the future.

Avista plans to file a petition for reconsideration and/or rehearing with the Commission, which is due within 10 days of the Commission’s order. Avista may also appeal to the Thurston County Superior Court for relief, if such relief is not achieved through a petition to the Commission.

Avista anticipates issuing 2017 earnings guidance during the fourth quarter 2016 earnings call in February 2017.

About Avista Corp.
Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 375,000 customers and natural gas to 335,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA."  For more information about Avista, please visit www.avistacorp.com.

This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 and the Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2016.

SOURCE: Avista Corporation

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